For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602.256.6263 joes@cavco.com On the Internet: www.cavco.com
N e w s R e l e a s e

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES REPORTS FIRST QUARTER RESULTS
Sales increase 28% to $45.9 million
Net income increases 107% to $3.5 million

PHOENIX, AZ - (July 20, 2005) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the first quarter of fiscal 2006 ended June 30, 2005.

          Net sales for the first quarter of fiscal 2006 increased 28% to $45,876,000 from $35,937,000 last year.

          Net income for the first quarter this year increased to $3,542,000 compared with net income of $1,707,000 for the same period one year ago. Net income per share for the first quarter this year was $0.56 versus $0.27 last year based on basic weighted average shares outstanding and $0.53 versus $0.26 per share based on diluted weighted average shares.

          Commenting on the results, Joseph Stegmayer, President and Chief Executive Officer, said, “This strong start to fiscal year 2006 is encouraging, this was the best first quarter in the Company’s history. We expect the strength to continue in the months ahead and for the balance of the year we anticipate positive year to year sales comparisons, although the percentage increases will be more moderate than we experienced in the first quarter.”

          Mr. Stegmayer concluded, “Overall we look forward to an excellent fiscal 2006 and to a strengthened industry environment in the years ahead. In line with this outlook, we have initiated plans to expand capacity at our two larger production facilities, we are examining ways to expand the capacity and capabilities of our park model / cabin home operations and we recently purchased an idle manufactured housing plant in Texas. While we have no immediate plans for the Texas facility, we saw this as an opportune time to acquire a plant with excellent capabilities on a very attractive basis that could benefit us in the long term. We believe these initiatives will have a positive impact on sales in 2007 and beyond.”

     Cavco’s senior management will hold a conference call to review these results tomorrow, July 21, 2005, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=145386&s=wm&e=1101267. An archive of the webcast and presentation will be available for 90 days at this website.

     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

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     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, competition, our ability to maintain relationships with retailers, pricing and availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filings with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	March 31,
	2005	2005
	(Unaudited)
ASSETS
Current assets
Cash	$50,394	$46,457
Restricted cash	845	1,028
Accounts receivable	9,107	7,545
Inventories	11,315	9,703
Prepaid expenses and other current assets	577	1,202
Deferred income taxes	3,540	3,610
Retail assets held for sale	846	1,114

Total current assets	76,624	70,659

Property, plant and equipment, at cost:
Land	2,330	2,330
Buildings and improvements	5,161	5,045
Machinery and equipment	6,529	6,446

	14,020	13,821
Accumulated depreciation	(6,582)	(6,349)

	7,438	7,472
Goodwill	67,346	67,346

Total assets	$151,408	$145,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,275	$5,978
Accrued liabilities	23,598	22,099

Total current liabilities	29,873	28,077

Deferred income taxes	9,620	9,090

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value, 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 10,000,000 shares authorized; Outstanding 6,288,730 shares	63	63
Additional paid-in capital	119,998	119,998
Unamortized value of restricted stock	(250)	(313)
Accumulated deficit	(7,896)	(11,438)

Total stockholders’ equity	111,915	108,310

Total liabilities and stockholders’ equity	$151,408	$145,477

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
Net sales	$45,876	$35,937
Cost of sales	36,239	29,844

Gross profit	9,637	6,093
Selling, general and administrative expenses	4,112	3,350

Income from operations	5,525	2,743
Interest income	282	101

Income before income taxes	5,807	2,844
Income tax expense	(2,265)	(1,137)

Net Income	$3,542	$1,707

Net income per share:
Basic	$0.56	$0.27

Diluted	$0.53	$0.26

Weighted average shares outstanding:
Basic	6,288,730	6,288,730

Diluted	6,646,042	6,523,866

On January 6, 2005, Cavco Inc. announced that its Board of Directors had authorized a 2-for-1 split of its common stock in the form of a 100% stock dividend. The dividend was paid on January 31, 2005 to stockholders of record as of January 18, 2005. The information for the three months ended June 30, 2004 is presented as if this stock split had been completed as of the beginning of this period.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
Other Operating Data – Continuing Operations
(Dollars in thousands)

	Three Months Ended
	June 30,
	2005	2004
Net sales
Manufacturing	$44,788	$34,945
Retail	3,038	2,731
Less: Intercompany	(1,950)	(1,739)

Net Sales	$45,876	$35,937

Floor shipments — manufacturing	1,812	1,645

Average sales price per floor — manufacturing	$24,717	$21,243

Home shipments — manufacturing	1,068	934

Average sales price per home — manufacturing	$41,936	$37,414

Home shipments — retail	41	38

Average sales price per home — retail	$74,098	$71,868

Capital expenditures	$199	$179

Depreciation	$233	$275

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